UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)      May 1, 2012

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9801
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Second Amendment to Amended and Restated Revolving Credit Facility

On May 1, 2012, World Acceptance Corporation (the “Company”) entered into a second amendment (the “Second Amendment”) to the Amended and Restated Revolving Credit Agreement, originally dated as of September 17, 2010 (as cumulatively amended, the “Revolving Credit Agreement”), among the Company, the lenders and other banks named therein, and Wells Fargo Bank, National Association (“Wells Fargo”), as successor Administrative Agent and successor Collateral Agent.

Among other changes, the Second Amendment amends the Revolving Credit Agreement as follows: extends its term through August 31, 2014; changes the revolving credit commitment amount to up to $483.0 million; changes the relative commitments of the lenders under the Revolving Credit Agreement; eliminates the alternative interest rate of the bank’s prime rate plus 1.0%, but retains as the applicable interest rate on all borrowings LIBOR plus 3.0%, with a minimum of 4.0%; modifies various covenant under the Revolving Credit Agreement; substitutes Wells Fargo as successor Administrative Agent and Collateral Agent under the Revolving Credit Agreement and makes various related administrative changes; and eliminates various references to indebtedness represented by, and intercreditor matters relating to, the Company’s Junior Subordinated Note Payable with Wells Fargo Preferred Capital, which is being prepaid and satisfy in full (as further discussed below) with funds drawn under the Revolving Credit Agreement.

The Company’s domestic subsidiaries that are parties to an amended and restated security agreement and an amended and restated guaranty agreement entered in connection with the Revolving Credit Agreement acknowledged and consented to the Second Amendment and confirmed that their obligations under these agreements remain in full force and effect with respect to the Company’s obligations after giving effect to the Second Amendment.

In connection with its entry into the Second Amendment, the Company drew $50 million under the Revolving Credit Agreement to prepay and satisfy in full its obligations under its Junior Subordinated Note Payable with Wells Fargo Preferred Capital and to extinguish this non-revolving line of credit.

The foregoing description of the Second Amendment, including certain terms in this description which are defined in the Revolving Credit Agreement, is qualified in its entirety by the terms of the Amended and Restated Credit Agreement, dated as of September 17, 2010 among the Company, the lenders named therein and Bank of Montreal, as Administrative Agent, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 21, 2010, as initially amended by the terms of a first amendment, dated as of August 31, 2011, to the Amended and Restated Credit Agreement, filed as Exhibit 10.1 to the Company’s Form 8-K filed September 1, 2011, and as further amended by the Second Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 8.01.	Other Events.

On May 1, 2012, the Board of Directors authorized the Company to repurchase up to $50 million of the Company’s common stock. This repurchase authorization follows, and is in addition to, similar repurchase authorizations of $20 million announced on February 29, 2012. After taking into account all shares repurchased through May 1, 2012, the Company has approximately $50.4 million in aggregate remaining repurchase capacity under all of the Company’s outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company’s stock repurchase program may be suspended or discontinued at any time.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 –Second Amendment to Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012, among World Acceptance Corporation, the lender parties thereto, Wells Fargo Bank, National Association, as successor Administrative Agent and successor Collateral Agent, BMO Harris Bank, N.A. f/k/a Harris N.A., as resigning Collateral Agent and Bank of Montreal, as resigning Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2012

World Acceptance Corporation

	By:	/s/ Kelly M. Malson
Kelly M. Malson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1
Second Amendment to Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012, among World Acceptance Corporation, the lender parties thereto, Wells Fargo Bank, National Association, as successor Administrative Agent and successor Collateral Agent, BMO Harris Bank, N.A. f/k/a Harris N.A., as resigning Collateral Agent and Bank of Montreal, as resigning Administrative Agent.